Exhibit 10-9

BB&T

ADDENDUM TO NOTE MODIFICATION AGREEMENT

Account No. 9660933082

THIS ADDENDUM TO NOTE MODIFICATION AGREEMENT (“Addendum”) is hereby made a part of the Note Modification Agreement dated December 6 , 2019, from The Goldfield Corporation (“Borrower”) payable to the order of BRANCH BANKING AND TRUST COMPANY (“Bank”) in the principal amount of $23,000,000.00 (including all renewals, extensions, modifications and substitutions thereof, the “Note”).

1.APPLICATION OF INTEREST RATE.

1.1Interest Rate.  Interest shall accrue at the rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) by adding (i) LIBOR plus (ii) one and 80/100 percent (1.80%) per annum (the “Margin”), which shall be adjusted monthly on the first day of each Interest Period (the “Adjusted LIBOR Rate”).  The Adjusted LIBOR Rate shall apply to the entire principal balance outstanding for any Interest Period.  The Adjusted LIBOR Rate shall be adjusted for any change in the Reserve Percentage so that Bank shall receive the same yield.

1.2Minimum and Maximum Interest Rate.  The Adjusted LIBOR Rate will in no instance exceed the maximum rate permitted by applicable law and the Adjusted LIBOR Rate will not decrease below a fixed minimum rate of 0%.

2.EFFECT OF BENCHMARK TRANSITION EVENT.

2.1Benchmark Replacement.  Notwithstanding anything to the contrary in the Note or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Bank may amend the Note to replace LIBOR with a Benchmark Replacement.  Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after Bank has provided notice in accordance with Section 2.3 to Borrower without any further action or consent of Borrower.  No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2 will occur prior to the applicable Benchmark Transition Start Date.  The Margin and minimum and maximum rates, if any, set forth in Section 1 shall continue to apply following the implementation of a Benchmark Replacement.

2.2Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Note or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

2.3Notices; Standards for Decisions and Determinations.  Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effective date of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by Bank pursuant to this Section 2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent of Borrower.

2.4Benchmark Unavailability Period.  Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the obligation of Bank to make any advance or convert any loan based upon LIBOR shall cease, and Borrower may revoke any request for such an advance or request for conversion to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an advance at or conversion to the Standard Rate and the outstanding balance shall accrue interest at the Standard Rate.   In the event that the Bank shall determine, which determination shall be final, conclusive and binding, that any Benchmark Replacement established pursuant to this Section 2 should thereafter become unavailable or an adequate and fair means does not exist for ascertaining the Benchmark Replacement, then Bank shall give notice to Borrower and until such time as the Benchmark Replacement becomes available or the parties have agreed to a new Benchmark Replacement, the Standard Rate shall apply to the Note and any request for an advance shall be deemed a request for an advance at the Standard Rate and the outstanding balance shall accrue interest at the Standard Rate.

3.DEFINITIONS.  Any term not defined in this Addendum shall have the meaning set forth in the Note.

3.1“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate, which rate may be a weighted average of rates over a particular time period, may include Term SOFR, or be such other rate selected by Bank giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Addendum.

3.2“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for similar U.S. dollar-denominated syndicated or bilateral credit facilities at such time, and/or (iii)  prevailing liquidity or credit spreads at the time the Benchmark Replacement Adjustment is calculated.

3.3“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Standard Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest including, but not limited to, reset dates, compounding dates, payment/settlement dates, and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of this Addendum).

3.4“Benchmark Replacement Date” means the earliest to occur of the following events with respect to LIBOR:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR;

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c)in the case of clause (d) of the definition of “Benchmark Transition Event,” the date of Bank’s notice thereof.

3.5“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(c)a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative; or

(d)in Bank’s sole reasonable discretion, LIBOR  is no longer available or commercially viable.

3.6“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Bank by notice to Borrower.

3.7“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.

3.8“Business Day” means a day other than a Saturday, Sunday, legal holiday or any other day when Bank is authorized or required by applicable law to be closed.

3.9“Early Opt-in Election” means the occurrence of:

(a)a determination by Bank that at least 5 currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, a new benchmark interest rate to replace LIBOR, and

(b)the election by Bank to declare that an Early Opt-in Election has occurred and the provision by Bank of notice of such election to Borrower.

3.10“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

3.11“Interest Period” means the period commencing on the date of the Note and ending on the day that is immediately prior to the numerically corresponding day of each subsequent month, quarter or such other period for interest rate adjustments as set forth in Section 1.1 hereof; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and  (b) any Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent period, shall end on the last Business Day of each subsequent period.

3.12“LIBOR” means the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by Bank, on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable Interest Period; provided that if said rate as provided above would be less than zero percent (0%), then LIBOR shall be deemed to be zero percent (0%).

3.13“Loan Documents” means the Note, any loan agreement including any schedule attached thereto, deed of trust, mortgage, security deed, assignment of leases and rents, guaranty agreement, security agreement, financing statements, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and restatements thereof and therefor.

3.14“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

3.15“Reserve Percentage” means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market.  Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the LIBOR is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR.

3.16“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

3.17“Standard Rate” means, for any day, a rate per annum equal to Bank's announced Prime Rate with applicable spread adjustment as determined by Bank in its sole discretion to generally align the Prime Rate with the replaced index plus the Margin, and each change in the Standard ate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

3.18“Term OFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

3.19“Unadusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

4.LOANS WITH INTEREST RATE SWAPS.  With respect to Loans evidenced by the Note which now are or in the future become subject to an interest rate swap agreement, the following provisions shall apply in lieu of Sections 2 and 3:

4.1Effect of Benchark Replacement Date

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Replacement Date has occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination on such date and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Addendum.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c)Notices; Standards for Decisions and Determinations.  Bank will promptly notify the Borrower of (i) the occurrence of a Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effective date of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination or decision that may be made by Bank pursuant to this Section 4.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from the Borrower.

(d)Benchmark Unavailability Period.  Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the obligation of Bank to make any advance or convert any loan based upon LIBOR shall cease, and Borrower may revoke any request for such an advance or request for conversion to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an advance at or conversion to the Standard Rate.

4.2Definitons.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Replacement Date has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (a) of Section 4.1.

“Benchmark Replacement” means, for any Interest Period, the sum of the successor rate and spread adjustment that would apply for derivatives transactions referencing the ISDA Definitions upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor; provided that if the Benchmark Replacement would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Addendum.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Standard Rate” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest including, but not limited to, reset dates, compounding dates, payment/settlement dates, and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner Bank decides is reasonably necessary in connection with the administration of this Addendum.

“Benchmark Replacement Date” means the occurrence of an index cessation date (or other effective date) with respect to the then-current Benchmark upon which the then-current Benchmark for the applicable tenor would be replaced in derivatives transactions referencing the ISDA Definitions.

“Benchmark Unavailability Period” means, if a Benchmark Replacement Date has occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date occurs and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document in accordance with Section 4.1.

“Business Day” means a day other than a Saturday, Sunday, legal holiday or any other day when Bank is authorized or required by applicable law to be closed.

“Interest Period” means the period commencing on the date of the Note and ending on the day that is immediately prior to the numerically corresponding day of each subsequent month, quarter or such other period for interest rate adjustments as set forth in Section 1.1 hereof; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and  (b) any Interest Period which begins on a day for which there is no numerically corresponding day in a subsequent period, shall end on the last Business Day of each subsequent period.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“LIBOR” means the average rate quoted by Bloomberg Finance L.P., or any quoting service or commonly available source utilized by Bank, on the determination date for deposits in U. S. Dollars offered in the London interbank market for [one month/three months] determined at approximately 11:00 am London time two (2) Business Days prior to the commencement of the applicable Interest Period; provided that if said rate as provided above would be less than zero percent (0%), then LIBOR shall be deemed to be zero (0%).

“Loan Documents” means the Note, any loan agreement including any schedule attached thereto, any security agreement, deed of trust, mortgage, security deed,  assignment of leases and rents, guaranty agreement, security agreement, all UCC Financing Statements, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and restatements thereof and therefor.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not LIBOR, the time determined by the issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Standard Rate” means, for any day, a rate per annum equal to Bank's announced Prime Rate with applicable spread adjustment as determined by Bank in its sole discretion to generally align the Prime Rate with the replaced index plus the Margin, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

This Addendum shall operate as a sealed instrument.

The Goldfield Corporation, a Delaware corporation

WITNESS:

/s/ Barry Forbes		By:	/s/ Stephen R. Wherry

Print Name:	Barry Forbes		Stephen R. Wherry, Senior Vice President

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